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GENIUS BRANDS INTERNATIONAL ISSUES STATEMENT IN CONNECTION WITH SECOND QUARTER 10-Q FILING

Beverly Hills, Calif., August 14, 2020 – Genius Brands International, Inc. (“Genius Brands” or the “Company”) (NASDAQ:GNUS), the global brand management company that creates and licenses multimedia entertainment content for children, today filed its 10-Q for the quarterly period ended June 30, 2020. The filing is available at: https://ir.gnusbrands.com/all-sec-filings.

Genius Brands Chairman & CEO Andy Heyward said:

“The Second Quarter of 2020 brought with it many exciting and pivotal developments at Genius Brands.

We launched Kartoon Channel! and announced with it the appointment of two of Hollywood’s most accomplished and proven executives, Margaret Loesch as Executive Chairman and David Neuman as Chief Content Officer. The channel launched June 15th with notable shows like Angry Birds, Baby Einstein, Minecraft gaming content, shorts for both Rainbow Rangers and Llama Llama, and more. We achieved 100% broadcast sell-through of Rainbow Rangers across the Western Hemisphere and announced that toys for the property, by Mattel’s Fisher-Price, would debut at Walmart in August. We shared that Governor Arnold Schwarzenegger, in addition to being a key member of the production team for Stan Lee’s Superhero Kindergarten, elected to take his advance against royalties in the property as an investment in Genius Brands.

Additionally, we shared that iconic film director John Landis signed on to the production team for Superhero Kindergarten, which now includes, among other talents, Fabien Nicieza (the co-creator of Deadpool) and Steve Banks (the head writer of SpongeBob SquarePants). We achieved all of this in just three months, and all of it during a pandemic and associated global recession, a time when many companies in the entertainment business have been forced to shutter, lay off or furlough their teams.

Finally, and importantly, we raised equity to shore up our balance sheet and we retired our senior secured convertible debt. The company is now corporate debt free, and with plenty of cash to execute its business plan for the foreseeable future.”

Robert Denton, Chief Financial Officer, added:

“Genius Brands’ financial position is stronger than ever. We have cash on hand, no corporate debt, and we are in a position to be opportunistic. It’s no secret that we are determined to grow Genius Brands into the dominant force in children’s entertainment, and we have both the human and creative capital with which to do so.

Genius Brands has an impressive list of corporate initiatives, some of which are noted here, others that have been announced over the past few months, and more still that will made public in the weeks and months ahead. This is particularly meaningful at a time when the global pandemic has forced many companies into survival mode and others still into bankruptcy.

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Regarding the 10-Q we filed today, I would like to clarify some potentially confusing elements related to the reduction of the conversion price/exercise price of our 2020 Convertible Notes and the associated Warrants. To be clear, the re-valuation of these options and warrants, which is partially a result of fluctuations in our stock price, is a non-cash event. The revaluation adjustments appear as expense charges in our statements of operations for the three and six months ended June 30, 2020. We must emphasize that these line items, which show charges amounting to approximately $383 million for the second quarter, do not reflect a cash loss.

Allowing our investors to convert their notes was important to improving our balance sheet. In fact, in doing this we added approximately $4 million of new and additional cash to our balance sheet. We now have over $52 million in cash. We also eliminated all corporate debt. The $13.75 million of our senior convertible notes were converted into shares of common stock.”

Andy Heyward continued:

“As I have frequently communicated to our shareholders, the steps we have taken over the past few months to shore up our capital position are being done with one goal in mind: providing Genius Brands with the continued financial flexibility to take advantage of the many value-creating opportunities in the sector.

We have already seen how the ability to take advantage of opportunities when they present themselves is helping us grow the company and position us for even greater success. For example, last month we announced an agreement for Stan Lee Universe to be distributed by Archie Comic Publications, the #1 most widely distributed comic book company in the United States. Concurrently, we announced that Oscar winning producer (Batman), long-time Stan Lee friend and collaborator, Michael Uslan, has been appointed as Creative Director of the Stan Lee Universe brand, for comic books, motion pictures, and television. With Stan Lee Universe, we are building the next MARVEL, based on the creations of the man who built the original Marvel – Stan Lee.

In other exciting recent news, Kartoon Channel!’s reach now extends to over 100M U.S. television households and over 200M mobile devices, and we launched our first iOS app to rave reviews and 5-star ratings, and we have new apps launching on Android, Roku and Amazon Fire, streaming on the web and more to follow, with the same high-quality user experience as on iOS. The successful iOS user interface is being rolled out across all our platforms and went live this week at www.KartoonChannel.com.

Further expanding our foundation for value creation is also the reason why we are asking our shareholders to support proposals to amend our Articles of Incorporation to increase the authorized number of shares of Genius Brands International, Inc. common stock from 233 million to 400 million shares, and to adopt our 2020 Incentive Plan. These proposals will be voted on at a special meeting of stockholders that will be held via live webcast at 10:00 a.m. Pacific Daylight Time, on Thursday, August 27, 2020.

The point of these proposals is to allow the company take advantage of unusual current opportunities to acquire exciting assets in the entertainment space – assets that will be accretive to the company. Meanwhile, the Incentive Plan, will further allow us to attract, motivate, and retain individuals who are the best in the business and who are driving our growth strategy to create value.

I strongly believe in the future of Genius and, as one of the largest shareholders in the company, my interests are completely aligned with those of all holders of our common stock. The team at Genius, led by myself, is fully dedicated to creating value for our shareholders.”

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About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes the upcoming Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger and in partnership with Alibaba; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; and entrepreneurship series Warren Buffett's Secret Millionaires Club. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s new Kartoon Channel! is available in over 100 million U.S. television households via a broad range of distribution platforms, including Comcast, Cox, DISH, Amazon Prime, Sling TV, Apple TV, Roku, Amazon Fire and more. For additional information, please visit www.gnusbrands.com.

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Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; our ability to repay our outstanding debt; the potential issuance of a significant number of shares to our convertible note holders which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

pr@gnusbrands.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

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